As filed with the Securities and Exchange Commission on December 20, 2004

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________

GREAT WOLF RESORTS, INC.

(Exact Name of Issuer as Specified in Its Charter)

Delaware	51-0510250
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification Number)
Organization)

122 West Washington Avenue
Madison, Wisconsin 53703
(Address of Principal Executive Offices) (Zip Code)

_______________

Great Wolf Resorts, Inc.
2004 Incentive Stock Plan

Great Wolf Resorts, Inc.
Deferred Compensation Plan

(Full Title of the Plans)

_______________

J. Michael Schroeder
General Counsel and Corporate Secretary
Great Wolf Resorts, Inc.
122 West Washington Avenue
Madison, Wisconsin 53703
(Name and Address for Agent for Service)
(608) 251-6400
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Alan J. Prince
King & Spalding LLP
191 Peachtree Street
Atlanta, Georgia 30303
(404) 572-4600

_______________

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount	Offering Price Per	Aggregate Offering	Amount of
to be Registered(1)	to be Registered	Share	Price	Registration Fee
Common Stock, par value $0.01 per share(2)	3,380,520 shares(3)	(4)	$63,895,332 (4)	$7,520.48
Deferred Compensation Obligations(5)	$10,000,000 (6)	100%	$10,000,000 (6)	$1,177

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans described herein.

(2)	Pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the Plans as the result of any future stock splits, stock dividends or similar adjustment of the Registrant’s common stock.

(3)	Represents shares issuable pursuant to the Company’s 2004 Incentive Stock Plan.

(4)	Estimated solely for the purpose of computing the registration fee. Pursuant to Rule 457(h), the Proposed Maximum Aggregate Offering Price is based upon (i) in the case of 1,657,600 shares of stock issuable upon the exercise of outstanding options granted under the Company’s 2004 Incentive Stock Plan, the exercise price of $17.00 per share ($28,179,200 in the aggregate) and (ii) in the case of 1,722,920 shares issuable pursuant to the 2004 Incentive Stock Plan, with respect to which options, stock appreciation rights, and restricted stock grants have not been awarded or granted and the exercise price of which is therefore unknown, the average of the high and low sale prices of the Company’s Common Stock as quoted on the Nasdaq National Market on December 16, 2004, $20.73 per share ($35,716,132 in the aggregate). Therefore, the total amount of the offering being registered herein is the sum of these aggregate amounts, or $63,895,332.

(5)	The Deferred Compensation Obligations are unsecured obligations of Great Wolf Resorts, Inc. to pay deferred compensation in the future in accordance with its Deferred Compensation Plan.

(6)	Estimated solely for the purpose of determining the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to participants in the 2004 Incentive Stock Plan and the Deferred Compensation Plan (the “Plans”) of Great Wolf Resorts, Inc., a Delaware corporation (the “Company” or the “Registrant”), as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents that the Company has filed with the Commission are incorporated herein by reference:

(a)	The Company’s Prospectus, filed on December 15, 2004 pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement on Form S-1, as amended (File No. 333-118148); and

(b)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on December 8, 2004.

     In addition, all documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents.

     Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     The Great Wolf Resorts, Inc. Deferred Compensation Plan effective as of October 1, 2004, which we refer to as the “Plan”, is an unfunded, non-tax qualified deferred compensation arrangement which provides selected management employees specified in the Plan, each of whom we refer to as an “Eligible Employee,” with an opportunity to elect to defer a portion of his or her cash base compensation and/or cash bonus compensation for payment at a later time. The amount of a participant’s compensation to be deferred for a plan year will be determined under the Plan based on the Eligible Employee’s election. The Company will also credit a matching contribution in an amount determined under the Plan for each participant who defers a portion of his or her base compensation for a plan year and is an Eligible Employee on the last day of the plan year. The Company may also credit a profit sharing contribution for each participant who is an Eligible Employee on the last day of the plan year. The amount (if any) of the profit sharing contribution for a plan year shall equal a percentage of the participant’s matching contributions under both the Plan and the Company’s 401(k) plan for such plan year, and the percentage shall be determined in the sole discretion of the Compensation Committee of the Company’s Board of Directors and may vary from participant to participant (but may not exceed 150%).

     The matching contributions and profit sharing contributions are subject to a vesting schedule set forth in the Plan, but fully vest upon death, disability, retirement or a change effective date for a “change in control,” as such terms are defined in the Plan. Each participant’s deferrals will be adjusted to reflect the investment experience of one or more investment options individually chosen by the participant from a list of investment options. Company common stock may be an investment option with respect to any deferrals made from any cash bonus otherwise payable upon the completion of the initial public offering of the Company’s common stock.

     Amounts payable under the Plan, which we refer as the “Obligations” of the Company are unsecured general obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan. Any claim by a participant against the Company for a payment from the Plan will be treated as a claim of a general and unsecured creditor of the Company. The Company has the sole responsibility for the operation, administration and recordkeeping for the Plan. The Company has established a grantor trust with First Trust Corporation as trustee and intends to transfer assets to the grantor trust to help the Company satisfy the Obligations under the Plan.

     In general, each Obligation will be paid in a lump sum or in five substantially equal annual installments, as elected by a participant and will be paid upon the first to occur of death, disability, a change effective date for a change of control (as defined in the Plan), termination of employment or, if elected by a participant, on one or more fixed payment dates determined under the Plan. The Company may in its discretion allow an early payment for a financial hardship (as defined in the Plan) of the participant.

     The Obligations are not subject to redemption, in whole or in part, prior to payment on the dates specified in the Plan, except if the Company exercises its discretion to allow early payment upon a financial hardship of the participant. Participants may not assign, alienate, commute, or otherwise encumber the Obligations under the Plan for any purpose whatsoever and any attempt to do so will be disregarded as null and void. However, the Company reserves the right to amend or terminate the Plan at any time, but such amendment or termination shall not deprive a participant of any right accrued prior to the date of the amendment or termination (whichever is applicable) except in certain limited circumstances specified in the Plan.

Item 5. Interest of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation contains a provision that eliminates the personal liability of the Registrant’s directors for monetary damages for any breach of fiduciary duty as a director. Such provision, however, does not eliminate a director’s liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law (in respect of certain unlawful dividend payments or stock purchases or redemptions); or (iv) for a transaction from which the director derived an improper personal benefit.

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation provides that it shall indemnify any and all persons whom it has the power to indemnify under Delaware law from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Business Corporation Law, and the indemnification provided for in the Amended and Restated Certificate of Incorporation shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     Further, the Registrant’s Amended and Restated Bylaws provide that it shall indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law upon a determination by a majority of the Board of Directors, by independent legal counsel in a written opinion or by the stockholders that the person seeking indemnification has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and had no reasonable cause to believe such person’s conduct was unlawful. Any expense incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

     The Registrant may, to the extent authorized by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Registrant similar to those conferred to directors and officers of the Registrant as described above.

     The Registrant has entered into indemnification agreements with each of its current officers and directors to give such officers and directors additional contractual assurances regarding the scope of their indemnification. The indemnification agreements provide indemnification to the fullest extent permitted under Delaware law and provide for the advancement of expenses incurred by a director or officer in connection with the investigation, defense, settlement or appeal of any action or investigation.

     The Registrant has insurance policies providing for indemnification of officers and directors against liabilities and expenses incurred by any of them in certain proceedings and under certain conditions, such as in the absence of fraud.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

4.1	Form of Great Wolf Resorts, Inc. 2004 Incentive Stock Plan (incorporated by reference from Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-118148)).

4.2	Form of Great Wolf Resorts, Inc. Deferred Compensation Plan (incorporated by reference from Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-118148)).

4.3	Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-118148)).

4.4	Form of Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-118148)).

5.1	Opinion of King & Spalding LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Rubin, Brown, Gornstein & CO. LLP

23.3	Consent of King & Spalding LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereof).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this 17th day of December, 2004.

GREAT WOLF RESORTS, INC.

By:	/s/ J. Michael Schroeder

J. Michael Schroeder
General Counsel and Corporate Secretary

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Emery, James A. Calder and J. Michael Schroeder, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

/s/ Bruce D. Neviaser Bruce D. Neviaser	Chairman of the Board	December 17, 2004
/s/ Marc B. Vaccaro Marc B. Vaccaro	Director	December 17, 2004
/s/ John Emery John Emery	Chief Executive Officer and Director (Principal Executive Officer)	December 17, 2004
/s/ Craig A. Stark Craig A. Stark	President and Director	December 17, 2004
/s/ James A. Calder James A. Calder	Chief Financial Officer (Principal Financial and Accounting Officer)	December 17, 2004

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Deferred Compensation Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this 17th day of December, 2004.

GREAT WOLF RESORTS, INC.
DEFERRED COMPENSATION PLAN

By:	Great Wolf Resorts, Inc.,
Plan Sponsor

	By:	/s/ J. Michael Schroeder

J. Michael Schroeder
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit
4.1	Form of Great Wolf Resorts, Inc. 2004 Incentive Stock Plan (incorporated by reference from Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-118148)).

4.2	Form of Great Wolf Resorts, Inc. Deferred Compensation Plan (incorporated by reference from Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-118148)).

4.3	Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-118148)).

4.4	Form of Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-118148)).

5.1	Opinion of King & Spalding LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Rubin, Brown, Gornstein & CO. LLP

23.3	Consent of King & Spalding LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereof).